The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated October 2, 2006

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 114 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2006
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Performance Enhanced Index-Linked Securities due November 6, 2013
Based on the Value of a Basket of Five Asian Indices

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $1,000 principal amount of securities that you hold an amount in cash, that will vary depending upon the value of a basket of five indices over the term of the securities and on seven determination dates during the seven months prior to the maturity of the securities.

•	The basket indices are the Nikkei 225® Index, the MSCI China IndexSM, the Kospi 200® Index, the MSCI Singapore IndexSM and the MSCI Taiwan IndexSM, each of which we refer to as a basket index and collectively as the basket indices. The fractional value of each basket index included in the basket will be determined by a multiplier, as set forth in this pricing supplement, based on the weighting and the closing value of each basket index on the index business day immediately succeeding the day we price the securities for initial sale to the public. The initial basket value will be 100.
•	The principal amount and issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, for each $1,000 principal amount of securities that you hold, you will receive an amount per security, based on the increase, and in certain scenarios on the decrease, of the final average basket value from the initial basket value.
•	The final average basket value will equal the arithmetic average of the basket closing values on April 30, 2013, May 30, 2013, June 30, 2013, July 30, 2013, August 30, 2013, September 30, 2013 and October 30, 2013, which we refer to as the determination dates.
➢ The basket closing value on any determination date will equal the sum of the products of (i) the closing value of each basket index times (ii) the multiplier for such basket index, as determined on such determination date.
	o	If at maturity the final average basket value is greater than the initial basket value, the payment at maturity will equal $1,000 plus a supplemental redemption amount equal to (i) $1,000 times (ii) the percent increase in the basket value times (iii) the participation rate, which is expected to be 135% to 145% and which will be determined on the day we price the securities for initial sale to the public.
	o	If at maturity the final average basket value is less than or equal to the initial basket value, and the basket value has not decreased to or below 75, which we refer to as the trigger level, at any time on any index business day from but excluding the index business day immediately succeeding the pricing date to and including the final determination date, the payment at maturity will equal $1,000. The trigger level corresponds to a basket value that is 75% of the initial basket value. The basket value at any time on any index business day will equal the sum of the products of (i) the index value of each basket index, as determined at such time, times (ii) the respective multiplier for each such basket index.
	o	If the final average basket value is less than or equal to the initial basket value, and the basket value has decreased to or below the trigger level at any time on any index business day from but excluding the index business day immediately succeeding the pricing date to and including the final determination date, the payment at maturity, if any, will equal (i) $1,000 times (ii) the basket performance factor.
	o	The basket performance factor will equal the final average basket value divided by the initial basket value, and will be less than or equal to 1.0.
•	Investing in the securities is not equivalent to investing in the basket indices or their component stocks.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61747S520.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

Price to
	Public	Agent’s Commissions(1)	Proceeds to Company

Per Security	$	$	$
Total	$	$	$

(1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The securities offered are medium-term debt securities of Morgan Stanley. The return on the securities at maturity is based on the value of a basket of indices composed of the Nikkei 225® Index, the MSCI China IndexSM, the Kospi 200® Index, the MSCI Singapore IndexSM and the MSCI Taiwan IndexSM.

     “Nikkei 225® Index” is a trademark of Nihon Keizai Shimbun, Inc.; “MSCI®,” “MSCI China IndexSM,” “MSCI Singapore IndexSM” and “MSCI Taiwan IndexSM” are service marks of Morgan Stanley Capital International; and “Kospi 200® Index” is a trademark/service mark of the Korea Stock Exchange. Morgan Stanley is licensed or expects to be licensed to use such trademarks and service marks.

Each security costs $1,000

We, Morgan Stanley, are offering Performance Enhanced Equity-Linked Securities due November 6, 2013 Based on the Value of a Basket of Five Asian Indices, which we refer to as the securities. The principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. If the final average basket value is less than or equal to the initial basket value, and the basket value has decreased to or below the trigger level at any time on any index business day from but excluding the index business day immediately succeeding the day we price the securities for initial sale to the public, which we refer to as the basket setting date, to and including October 30, 2013, which we refer to as the final determination date, we will pay to you an amount in cash per security that is less than the $1,000 issue price of each security by an amount proportionate to the decrease in the value of the basket. The final determination date is subject to adjustment for certain market disruption events.

The initial basket value equals 100

At the initial offering of the securities, the basket is weighted among the basket indices as described below, and the initial basket value is 100. The fractional value of each basket index included in the basket will be determined by a multiplier calculated so that each basket index represents its applicable weighting in the initial basket value (as set forth below), based on the closing value of each basket index on the basket setting date. If a market disruption event occurs on the basket setting date with respect to any basket index, the closing value of such index (but not of the other unaffected basket indices) used to determine its multiplier will be the closing value of such basket index on the next succeeding index business day on which no market disruption event occurs.

The basket

The basket is composed of five indices: the Nikkei 225 Index, the MSCI China Index, the Kospi 200 Index, the MSCI Singapore Index and the MSCI Taiwan Index. The following table sets forth, for each of the basket indices, the percentage of the initial basket value represented by such basket index, the closing value of such basket index used to calculate its multiplier and the multiplier:

Basket Index	Trading Symbol	Percentage Weight of Initial Basket Value	Initial Closing Value	Multiplier

Nikkei 225 Index	NKY	30%
MSCI China Index	MXCN	20%
Kospi 200 Index	KOSPI2	20%
MSCI Singapore Index	SGY	20%
MSCI Taiwan Index	TWY	10%

The multiplier for each basket index will be a fractional value of that basket index calculated so that each basket index represents its respective percentage weight of the initial basket value of 100 based on the closing value of each basket index on the basket setting date.

The multiplier for each of the basket indices will remain constant for the term of the securities.

Payment at maturity depends on the value of the basket	At maturity, you will receive for each $1,000 principal amount of securities that you hold an amount in cash, determined as follows:

•	If the final average basket value is greater than the initial basket value, $1,000 plus the supplemental redemption amount,

where
supplemental redemption amount = $1,000 x basket percent increase x participation rate and where

and where

participation rate = 135% to 145%, to be determined on the pricing date

•	If at maturity the final average basket value is less than or equal to the initial basket value, and the basket value has not decreased to or below 75, which we refer to as the trigger level, at any time on any index business day from but excluding the basket setting date to and including the final determination date, $1,000. The trigger level corresponds to a basket value that is 75% of the initial basket value.

•	If at maturity the final average basket value is less than or equal to the initial basket value, and the basket value has decreased to or below the trigger level at any time on any index business day from but excluding the basket setting date to and including the final determination date, $1,000 times the basket performance factor, where,

Because the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to the $1,000 principal amount per security, and may be zero.

Please refer to the examples in “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity assuming a range of hypothetical percentage changes in the closing value. The examples do not show every situation that may occur.

You can review the historical values of each of the basket indices and a graph of historical basket closing values based on illustrative multipliers for the period January 1, 2001 through September 29, 2006 in the section of this pricing supplement called “Description of Securities—Historical Information.”

Investing in the securities is not equivalent to investing in any of the basket indices or any of their component stocks.

MS & Co. will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the final average basket value on the final determination date, the basket performance factor, the payment to you at maturity and whether a market disruption event has occurred.

Where you can find more information on the securities

The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 14, 2005. We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes—Fixed Rate Notes” and “—Exchangeable Notes.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.” The tax treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

     At maturity, if the final average basket value is greater than the initial basket value, for each $1,000 principal amount of securities that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $1,000. The supplemental redemption amount will be calculated on the final determination date and is equal to (i) $1,000 times (ii) the basket percent increase (iii) times the participation rate, which is expected to be 135% to 145% and which will be determined on the pricing date.

     However, if at maturity the final average basket value is lower than the initial basket value, you may receive only the $1,000 principal amount of each security or, if at any time on any index business day from but excluding the index business day immediately succeeding the pricing date to and including the final determination date, the closing value drops below 75, which we refer to as the trigger level, you may receive an amount less then the $1,000 principal amount of the securities, which amount may be zero.

     Presented below is a hypothetical example showing how the payout on the securities, including the supplemental redemption amount, is calculated.

Example:

The final average basket value is 50% greater than the initial basket value.

Initial Basket Value:	100
Hypothetical Participation Rate:	140%
Trigger Level:	75, which is 75% of the Initial Basket Value
Issue Price (per security):	$1,000

Hypothetical Final Average Basket Value:150

     In the example above, the total payout at maturity per note will equal $1,700, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $700.

     The payout at maturity, if any, is based on the final average basket value, which equals the arithmetic average of the basket closing values on the seven determination dates over the term of the securities. Because the basket closing values may be subject to significant fluctuation during the final seven months of the term of the securities, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the basket closing values on the determination dates on the amount payable to you at maturity, if any. However, the basket closing values may not increase or decrease over the final seven months of term of the securities in accordance with any of the trends depicted by the hypothetical examples below.

     The following examples illustrate the payment at maturity on the securities for a range of hypothetical final average basket values and, to illustrate the effect of the trigger level, a range of hypothetical intraday basket values on interim dates during the term of the securities.

     These examples are based on the following hypothetical terms:

•	Initial Basket Value:	100
•	Hypothetical Participation Rate:	140%
•	Trigger Level:	75, which is 75% of the Initial Basket Value
•	Issue Price (per security):	$1,000

Initial Basket Value:	Example 1	Example 2	Example 3	Example 4
	100	100	100	100
Lowest Basket Value during the term of the securities:	65	45	76	60
Final average basket value:	160	50	80	90
Supplemental Redemption Amount:	$840	$0	$0	$0
Payment at maturity (on a $1,000 investment):	$1,840	$500	$1,000	$900
  In Example 1, the final average basket value is greater than the initial basket value. Therefore, the payout at maturity will be $1,840, which is equal to the principal amount of $1,000 plus the supplemental redemption amount of $840.

  In Example 2, the final average basket value is lower than both the initial basket value and the trigger level. Because the final average basket value is less than the initial basket value, no supplemental redemption amount is payable and because the basket value has decreased below the trigger level during the term of the securities, the payout at maturity will be $500, which is equal to the product of the basket performance factor, in this case ..5, and the principal amount of $1,000, calculated as follows:

  The payment at maturity is less than the principal amount of $1,000.

  In Example 3, the final average basket value is less than the initial basket value, but at no point during the term of the securities has the basket value decreased to or below the trigger level. Because the final average basket value is less than the initial basket value, no supplemental redemption amount will be paid on the securities. However, because the basket value has never decreased to or below the trigger level during the term of the securities, the payout at maturity will equal $1,000. In this case, the return on the securities at maturity of 0% is greater than the simple basket return of –20%.

  In Example 4, the final average basket value is lower than the initial basket value. In addition, during the term of the securities the basket value decreased to 60, below the trigger level. Because the final average basket value is less than the initial basket value, there is no supplemental redemption amount and because the basket value has decreased below the trigger level during the term of the securities, the payout at maturity will equal $900, which is equal to the product of the basket performance factor, in this case .9, and the principal amount of $1,000.

  The payment at maturity is less than the principal amount of $1,000.

You can review the historical values of each of the basket indices and a graph of historical basket values based on illustrative multipliers for the period January 1, 2001 through September 29, 2006 in the section of this pricing supplement called “Description of Securities—Historical Information.”

RISK FACTORS

     The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of principal

The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities or guarantee to pay you the principal amount of the securities at maturity. Instead, at maturity you will receive for each $1,000 principal amount of securities that you hold an amount in cash based upon the basket value over the term of the securities and at maturity.

  If the final average basket value is greater than the initial basket value, you will receive an amount in cash equal to $1,000 plus a supplemental redemption amount. The payment of $1,000 plus the supplemental redemption amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

  If the final average basket value is less than or equal to the initial basket value and the basket value has not decreased to or below the trigger level at any time on any index business day from but excluding the basket setting date to and including the final determination date, you will receive the $1,000 principal amount of the securities. The payment of the $1,000 issue price at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

  If the final average basket value is less than or equal to the initial basket value and the basket value has decreased to or below the trigger level at any time on any index business day from but excluding the basket setting date to and including the final determination date, you will receive an amount in cash that is less than or equal to the $1,000 principal amount of each security by an amount proportionate to the decrease in the value of the basket. In such case, you may suffer a loss of all or a significant amount of your investment in the securities.

See “Hypothetical Payouts on the Securities at Maturity” on PS–6 for more detail on the possible payouts on the securities at maturity.

The securities will not be listed

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

Market price of the securities may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the securities and the price at which MS&Co. may be willing to purchase or sell the securities in the secondary market, including:

  the value of each of the basket indices at any time and, in particular, on the specified determination dates,

  the volatility (frequency and magnitude of changes in price) of the basket,

  whether or not the basket value has decreased to or below the trigger level at any time on any index business day during the term of the securities,

  interest and yield rates in the U.S. and Asian markets,

  the dividend rate on the stocks underlying the basket indices,

  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities underlying the basket indices or stock markets generally and which may affect the final average basket value, the time remaining until the securities mature, and

  our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the issue price if at the time of sale or on any earlier determination dates the basket closing value is at, below or not sufficiently above the initial basket value, or if the basket value has fallen below the trigger level at any time.

The notes are subject to currency exchange risk

The basket is composed, in part, of indices which are quoted and traded in U.S. dollars and may trade differently from their underlying stock, which is quoted and traded in foreign currencies. Fluctuations in the exchange rate between these foreign currencies and the U.S. dollar may affect the U.S. dollar equivalent of the foreign currency prices of the stocks underlying these indices on their respective stock exchanges and, as a result, may affect the market price of the stocks underlying the basket indices, which may consequently affect the market value of the securities and the supplemental redemption amount, if any, you may receive at maturity of the notes.

Of particular importance to potential currency exchange risk are:

  existing and expected rates of inflation,

  existing and expected interest rate levels,

  the balance of payments, and

  the extent of governmental surpluses or deficits in the relevant foreign countries and the United States of America.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket indices may offset each other

Price movements in the basket indices may not correlate with each other. At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may decline. Therefore, in calculating the final average basket value on each of the determination dates, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices. You can review the historical prices of each of the basket indices for each calendar quarter in the period from January 1, 2001 through September 29, 2006 and a graph of historical basket values for the same period in this pricing supplement under “Description of Securities—

Historical Information.”

You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the levels of any of the basket indices will be offset by decreases in the levels of other basket indices, based on their historical performance. In addition, there can be no assurance that the final average basket value will be higher than 100 so that you will receive at maturity an amount in excess of the principal amount of the securities, or any amount at all.

You have no shareholder rights	As in investor in the securities, you will not have voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any basket index.

Adjustments to the basket indices could adversely affect the value of the securities

Nihon Keizai Shimbun, Inc., which we refer to as Nikkei, the publisher of the Nikkei 225 Index, is responsible for calculating and maintaining the Nikkei 225 Index. Morgan Stanley Capital International, which we refer to as MSCI, is responsible for calculating and maintaining the MSCI Indices. The Korea Stock Exchange, the publisher of the Kospi 200 Index, is responsible for calculating and maintaining the Kospi 200 Index.

The publisher of any of the basket indices can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the basket indices. Any of these actions could adversely affect the value of the securities.

The publisher of any of the basket indices may also discontinue or suspend calculation or publication of any of the basket indices at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any determination date, the final average basket value will be an amount based on the closing values of the remaining basket indices and the closing prices of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the closing value last in effect prior to discontinuance of the applicable basket index.

There are risks associated with investments in securities indexed to the value of foreign equity securities

The underlying stocks that constitute the basket indices have been issued by companies in various foreign countries. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Investing in the securities is not equivalent to investing

Investing in the securities is not equivalent to investing in the basket indices or their component stocks. Because the final average basket value is based on the closing value of the basket on the seven determination dates during the final seven months of the term in the basket indices

of the securities, it is possible for the final average basket value to be lower than the initial basket value even if the value of the basket at maturity is higher than the initial basket value. A decrease in the basket value on any one determination date could more than offset the increases in the basket value on other determination dates.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. has determined the initial basket value and the multipliers and will determine the final average basket value and calculate the basket performance factor, supplemental redemption amount, if any, and the payment you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a discontinuance of a basket index, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the values of the basket indices

MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the basket indices or their component stocks), including trading in the stocks underlying the basket indices as well as in other instruments related to the basket indices. MS & Co. and some of our other subsidiaries also trade the stocks underlying the basket indices and other financial instruments related to the basket indices on a regular basis as part of their general broker- dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the securities for initial sale to the public could potentially increase the initial basket value and, as a result, could increase the values at which the basket indices must close on the determination dates before you receive a payment at maturity that is equal to or exceeds the principal amount on the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the basket indices on any date during the term of the securities, including the determination dates and, accordingly, the amount of cash you will receive at maturity.

Tax treatment

You should also consider the U.S. federal income tax consequences of investing in the Securities. There is no direct legal authority as to the proper tax treatment of the Securities. An investment in a Security should be treated as an “open transaction” with respect to the Security for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation—General.” Under this treatment, if you are a U.S. taxable investor, you should not be required to accrue any income during the term of a Security; but you should recognize capital gain or loss at maturity or upon a sale, exchange, or other disposition of a Security in an amount equal to the difference between the amount realized and your tax basis in this Security. However, due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, this characterization and treatment. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income thereon would be significantly affected. Please read carefully the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.”

If you are a non-U.S. investor, please also read the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation—Non-U.S. Holders.”

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Securities” refers to each $1,000 principal amount of our Performance Enhanced Index-Linked Securities due November 6, 2013 Based on the Value of a Basket of Five Asian Indices. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Original Issue Date (Settlement Date) Maturity Date

$

                    , 2006

November 6, 2013, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the final Determination Date for calculating the Final Average Basket Value.

If, due to a Market Disruption Event or otherwise, the final Determination Date with respect to any Basket Index is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the latest final Determination Date with respect to any Basket Index so postponed. See “— Determination Dates” below.

Issue Price Denominations CUSIP Number Interest Rate Specified Currency Payment at Maturity

$1,000 per Security (100%)

$1,000 and integral multiples thereof

61747S520

None

U.S. dollars

At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 principal amount of each Security an amount in cash equal to:

     (i) if the Final Average Basket Value is greater than the Initial Basket Value, $1,000 plus the Supplemental Redemption Amount;

     (ii) if the Final Average Basket Value is less than or equal to the Initial Basket Value, and the Basket Value has not decreased to or below the Trigger Level at any time on any Index Business Day from but excluding the Basket Setting Date to and including the final Determination Date, $1,000; or

     (iii) if the Final Average Basket Value is less than or equal to the Initial Basket Value, and the Basket Value has decreased to or below the Trigger Level at any time on any Index Business Day from but excluding the Basket Setting Date to and including the final Determination Date, the product of (x) $1,000 times (y) the Basket Performance Factor. Because the Basket Performance Factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Security, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount

The Supplemental Redemption Amount will be equal to (i) $1,000 times (ii) the Basket Percent Increase times (iii) the Participation Rate. The Calculation Agent will calculate the Supplemental Redemption Amount, if any, on the final Determination Date.

Basket Percent Increase

The Basket Percent Increase is a fraction, the numerator of which will be the Final Average Basket Value minus the Initial Basket Value and the denominator of which will be the Initial Basket Value. The Basket Percent Increase is described by the following formula:

Final Average Basket Value – Initial Basket Value
Initial Basket Value

Basket Setting Date

The Index Business Day immediately succeeding the date we price the Securities for initial sale to the public; provided that if a Market Disruption Event occurs on such date with respect to any Basket Index, the Basket Setting Date with respect to such Basket Index will be the immediately succeeding Index Business Day for such Basket Index on which no Market Disruption Event shall have occurred.

Basket Performance Factor	A fraction, the numerator of which is the Final Average Basket Value and the denominator of which is the Initial Basket Value.

Participation Rate	135% to 145%, to be determined on the day we price the Securities for initial sale to the public.

Trigger Level Basket

75, which is 75% of the Initial Basket Value.

The Basket is initially composed of the Basket Indices set forth in the table under “—Basket Indices” below, and consists of a fractional value of each Basket Index equal to the Multiplier with respect to such Basket Index. On the Basket Setting Date, the Multiplier for each Basket Index will be calculated so that the Basket will be weighted among the Basket Indices as set forth in the table under “— Basket Indices” below, based on the Closing Values of each of the Basket Indices.

Basket Indices

The Basket Indices are the indices set forth in the table below. The table also indicates the percentage of the Initial Basket Value represented by each of the indices contained in the Basket, the Closing Values of each of the Basket Indices used to calculate its Multiplier and the Multiplier for each of the Basket Indices.

Basket Index	Trading Symbol	Percentage Weight of Initial Basket Value	Initial Closing Values	Multiplier

Nikkei 225 Index	NKY	30%
MSCI China Index	MXCN	20%
Kospi 200 Index	KOSPI2	20%
MSCI Singapore Index	SGY	20%
MSCI Taiwan Index	TWY	10%

In this pricing supplement references to Basket Indices will include any Successor Indices (as defined under “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below), unless the context requires otherwise.

Index Value

The Index Value with respect to any Basket Index at any time on any Index Business Day will equal the value of that Basket Index or any Successor Index (as defined below) published by the publisher of the relevant Basket Index at such time on such Index Business Day.

Closing Value

The Closing Value with respect to any Basket Index on any Index Business Day will equal the closing Index Value of that Basket Index or any Successor Index (as defined under “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below) published by the publisher of the relevant Basket Index at the regular weekday close of trading on that Index Business Day. In certain circumstances, the Closing Value for a Basket Index will be based on an alternate calculation of the Basket Index described under “— Discontinuance of a Basket Index; Alteration of Method of Calculation.”

Basket Closing Value

The Basket Closing Value on any Determination Date will equal the sum of the products of (i) the Closing Value of each Basket Index times (ii) the Multiplier for such Basket Index, as determined on such Determination Date.

Multiplier

The Multiplier for each of the Basket Indices is set forth in the table under “—Basket Indices” above and will remain constant for the term of the Securities. The Multiplier for each of the Basket Indices will be calculated on the Basket Setting Date so that the Initial Basket Value will be 100.

Initial Basket Value

100. The Initial Basket Value will equal the sum of the products of (i) the Closing Value of each Basket Index, as determined on the Basket Setting Date, times (ii) the Multiplier for each such Basket Index. The Basket is weighted among the Basket Indices as described in this pricing supplement.

Basket Value

The Basket Value at any time on any Index Business Day will equal the sum of the products of (i) the Index Value of each Basket Index times (ii) the Multiplier for such Basket Index, each as determined at such time on such Index Business Day by the Calculation Agent.

Final Average Basket Value

The Final Average Basket Value will be the arithmetic average of the Basket Closing Values on the seven Determination Dates, as calculated by the Calculation Agent on the final Determination Date. In certain circumstances, the Final Average Basket Value will be based on an alternate calculation of the Basket Indices described under “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

Determination Dates

The Determination Dates will be April 30, 2013, May 30, 2013, June 30, 2013, July 30, 2013, August 30, 2013, September 30, 2013 and October 30, 2013, in each such case subject to adjustment for non- Index Business Days or Market Disruption Events with respect to a Basket Index as described in the two following paragraphs.

If any of the first six scheduled Determination Dates is not an Index Business Day or if there is a Market Disruption Event on any such date with respect to any Basket Index, such Determination Date with respect to that Basket Index will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred with respect to that Basket Index; provided that, with respect to any Basket Index, if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding any of the first six scheduled Determination Dates, the Calculation Agent will determine the applicable Index Closing Value and the related Basket Closing Value on such fifth succeeding Index Business Day in accordance with the formula for calculating the value of the applicable Basket Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Index Business Day of each security most recently comprising the applicable Basket Index; provided further that a Market Disruption Event with respect to any particular Basket Index will not be a Market Disruption Event with respect to any other Basket Index.

If October 30, 2013 (the final scheduled Determination Date, which date will be five Trading Days prior to the Maturity Date), is not an Index Business Day or if there is a Market Disruption Event with respect to any Basket Index on such day, the final Determination Date for such Basket Index will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred; provided that a Market Disruption Event with respect to any particular Basket Index will not be a Market Disruption Event with respect to any other Basket Index.

Index Business Day	Any day other than a Saturday or Sunday on which any relevant Closing Value is calculated.

Trading Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (“NYSE”), the American Stock Exchange, Inc. (“AMEX”), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Security or Certificated
Security

Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities— Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)

Agent Calculation Agent

MS & Co.

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to any Index Values, the Multipliers, the Basket Closing Values on each Determination Date, the Final Average Basket Value, the Basket Performance Factor, the Supplemental Redemption Amount, if any, and the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .7765453215 would be rounded to .776545322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Basket Closing Values, the Final Average Basket Value, the Basket Performance Factor, whether any Basket Value has decreased to or below the Trigger Level at any time during the term of the Securities, the Supplemental Redemption Amount, if any, and the Payment at Maturity, if any, or whether a Market Disruption Event has occurred. See “—Market Disruption Event” above and “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event

Market Disruption Event means, with respect to any Basket Index:

     (i) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one- half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Basket Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

     (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Index with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Basket Index shall be based on a comparison of (x) the portion of the value of such Basket Index attributable to that security relative to (y) the overall value of such Basket Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on a Basket Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to a Basket Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to a Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security then included in any Basket Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Basket Closing Value for any Determination Date scheduled to occur on or after the date of such acceleration were the Basket Closing Value on the date of acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of a Basket Index;
Alteration of Method of Calculation

If the publication of any Basket Index is discontinued and a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a “Successor Index”) is published, then any subsequent Index Value will be determined by reference to the value of such Successor Index at such time and on such date that any Index Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publication of a Basket Index is discontinued prior to, and such discontinuance is continuing on, the date that any Index Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the relevant Index Value for such date. Following any such determination, the Calculation Agent will not compute the intraday values on any Index Business Day and will instead rely on the Closing Value as computed by the Calculation Agent for the purpose of determining whether the

Basket Value equals or exceeds the Trigger Level. The Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating such Closing Value last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising such Basket Index on the Relevant Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of any of the Basket Indices may adversely affect the value of the Securities.

If at any time the method of calculating a Basket Index or a Successor Index, or the value thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Basket Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value for such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Basket Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will determine the Final Average Basket Value with reference to such Basket Index or such Successor Index, as adjusted. Accordingly, if the method of calculating such Basket Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Basket Index or such Successor Index as if it had not been modified (i.e., as if such split had not occurred).

The Basket Indices

We have derived all information regarding the Basket Indices contained in this pricing supplement, including their method of calculation, from publicly available sources, including the websites of the various index publishers and other sources we believe to be reliable. We make no representation or warranty as to the accuracy or completeness of such information, nor do we incorporate any such information into this pricing supplement.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc., which is commonly referred to as Nikkei, that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the “Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross- section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications.

The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

An Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Underlying Stocks, Nikkei will select a replacement for such deleted Underlying Stock in accordance with certain criteria.

A list of the issuers of the Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970.

The MSCI China Index

The MSCI China Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI China Index.

The MSCI China Index was originally designed as a benchmark representing PRC companies that are freely available only to non- PRC domestic investors. It was developed with a base value of 100 as of December 31, 1992. The Index is free-float weighted equity index, calculated in HK dollars and published in real time. Securities eligible for inclusion include H-shares, red chip shares, B-shares and N-shares.

B-shares are incorporated in China and trade on either the Shanghai or Shenzhen Stock Exchanges. They are quoted in US dollars on the Shanghai Stock Exchange and HK dollars on the Shenzhen Stock Exchange. They can be traded by non-residents with appropriate foreign currency dealing accounts. H-shares are incorporated in China and trade on the Hong Kong Stock Exchange. They are quoted in HK dollars. There are no resident restrictions on who can trade H- shares. N-shares are incorporated in China and trade on the New York Stock Exchange. They are quoted in US dollars. There are no resident restrictions on who can trade N-shares. Red Chip shares are incorporated in Hong Kong and traded on the Hong Kong Stock Exchange. They are quoted in HK dollars. Red Chip companies are substantially owned directly or indirectly by the Chinese government and have the majority of their business interest in mainland China. Like H-shares, there are no resident restrictions on who can trade Red Chip shares.

Free-float adjustments are applied to an index constituent's total shares outstanding to determine its index weight. Adjustments are made to excluded those shares held by controlling group such as government holdings, foreign ownership limits, cross holdings and family holdings. The resulting shares outstanding after free-float is applied represents the true number of shares available for institutional and retail investors in the marketplace. The weighting of a company in the Index is intended to be a reflection of the current importance of that company in the market as a whole. Stocks are selected and weighted according to market capitalization according to the same consistent methodology that is applied to all MSCI indices globally. The quarterly review of the Index constituents take place in March, June, September and December.

The Kospi 200 Index

The Kopsi 200 Index (the "KOSPI2 Index") is calculated, published and disseminated by the Korea Stock Exchange ("KSE"). KSE owns the copyright and all other rights to the KOSPI2 Index. KSE has no obligation to continue to publish, and may discontinue publication of, the KOSPI2 Index. The KOSPI2 Index, which is the underlying index for stock index futures and options trading, is composed of 200 blue chips and accounts for about 93% of the total market capitalization. The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in the industry groups they belong. The base date for the index is January 3, 1990 and the base index is 100.

The KSE introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI2 Index falls by 10 percent or more from the previous day's closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price. As a result of the foregoing, variations in the KOSPI2 Index may be limited by suspension of trading of the KOSPI2 Index Constituent Stocks, individually or in the aggregate, which may in turn adversely affect the value of the Securities.

The MSCI Singapore Index

The MSCI Singapore Index is calculated, maintained and published by MSCI, a majority-owned subsidiary of Morgan Stanley, and reported by Bloomberg Financial Markets. The index has been calculated since January 1, 1969. The index is calculated daily in US dollars and published in real time in Singapore Dollars, every 15 seconds during market trading hours.

The MSCI Singapore Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Singapore. The Index targets an 85% free float adjusted market representation level within each industry group in Singapore. The security selection process within each industry group is based on analysis of the following:

     i)   Each company’s business activities and the diversification that its securities would bring to the index;

     ii)   The size of the securities based on free float adjusted market capitalization (all other things being equal, MSCI targets for inclusion of the most sizable securities in an industry group, and securities that do not meet the minimum size guidelines are not considered for inclusion); and

     iii)   The liquidity of the securities (MSCI targets for inclusion of the most liquid securities in an industry group; MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Singapore Index but considers each stock’s relative standing within Singapore and between cycles; and only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Singapore Index).

There are three broad categories of MSCI Singapore Free Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Singapore; quarterly index reviews aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

The MSCI Taiwan Index

The MSCI Taiwan IndexSM is an equity index of securities listed on the Taiwan Stock Exchange. The index has a base date of January 1, 1998 and, as of May 31, 2004, the index contained 100 securities with a total market capitalization of US $107.12 billion. On January 9, 1997, futures contracts on the MSCI Taiwan Index began trading on the Singapore Exchange Limited. Exchange traded funds (ETFs) based on the index are traded on both the American Stock Exchange and the Hong Kong Stock Exchange. The MSCI Taiwan Index is a free float-adjusted market capitalization index. It is calculated daily in US dollars and published in real time in Taiwan Dollars, every 15 seconds during market trading hours.

MSCI targets an 85% free float adjusted market representation level within each industry group in Taiwan. The security selection process within each industry group is based on analysis of the following:

     i)   Each company’s business activities and the diversification that its securities would bring to the index.

     ii)   All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group.

Securities that do not meet the minimum size guidelines are not considered for inclusion.

     iii)   MSCI targets for inclusion the most liquid securities in an industry group. MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Taiwan Index but considers each stock’s relative standing within Taiwan and between cycles. Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Taiwan Index.

There are three broad categories of MSCI Taiwan Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Taiwan; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

Historical Information

The following tables set forth the published high, low and end-of- quarter Closing Values for each of the Basket Indices during 2001, 2002, 2003, 2004, 2005 and during 2006 through September 29, 2006. The Closing Values of each of the Nikkei 225 Index, MSCI China Index, Kospi 200 Index, MSCI Singapore Index and MSCI Taiwan Index on September 29, 2006 were 16,127.58, 38.62, 178.05, 307.74 and 286.23, respectively. We obtained the information in the tables and the graph below from Bloomberg Financial Markets, without independent verification, and we believe such information to be accurate.

The historical values of the Basket Indices should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Indices on the Determination Dates. The Basket Closing Value may fall below the Trigger Level on any day during the term of the Securities and the Final Average Basket Value may be lower than the Initial Basket Value on the final Determination Date, in which case you will receive an amount that is less than the $1,000 principal amount of the Securities at maturity, and which may be zero. We cannot give you any assurance that the Initial Basket Value will increase so that at maturity you receive a payment in excess of the principal amount of Securities. Because your return is linked to the value of the Basket Indices at maturity, there is no guaranteed return of principal. If the Basket drops below 75% of the Initial Basket Value at any time during the term of the Securities, and the Final Average Basket Value is less than the Initial Basket Value, you will lose money on your investment.

Nikkei 225 Index	High	Low	Period End

2001
First Quarter	14,032.42	11,819.70	12,999.70
Second Quarter	14,529.41	12,574.26	12,969.05
Third Quarter	12,817.41	9,504.41	9,774.68
Fourth Quarter	11,064.30	9,924.23	10,542.62
2002
First Quarter	11,919.30	9,420.85	11,024.94
Second Quarter	11,979.85	10,074.56	10,621.84
Third Quarter	10,960.25	9,075.09	9,383.29
Fourth Quarter	9,215.56	8,303.39	8,578.95
2003
First Quarter	8,790.92	7,862.43	7,972.71

Nikkei 225 Index	High	Low	Period End

Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter (through
September 29, 2006)	16,385.96	14,437.24	16,127.58

MSCI China Index	High	Low	Period End

2001
First Quarter	26.20	19.28	19.84
Second Quarter	24.14	17.82	22.97
Third Quarter	23.43	12.93	14.93
Fourth Quarter	17.62	14.00	16.84
2002
First Quarter	17.60	14.77	16.23
Second Quarter	17.95	15.87	16.41
Third Quarter	16.81	13.98	14.03
Fourth Quarter	15.23	13.43	14.14
2003
First Quarter	15.47	13.64	13.93
Second Quarter	16.71	13.11	16.31
Third Quarter	19.75	16.31	18.93
Fourth Quarter	25.49	18.93	25.49
2004
First Quarter	27.12	23.69	24.72
Second Quarter	25.65	19.02	22.46
Third Quarter	24.37	21.14	24.09
Fourth Quarter	26.09	23.15	25.31
2005
First Quarter	26.69	23.90	25.31
Second Quarter	26.24	24.27	26.07
Third Quarter	29.93	25.52	29.42
Fourth Quarter	29.59	26.07	29.27
2006
First Quarter	35.70	29.27	35.57
Second Quarter	39.39	31.42	35.69
Third Quarter (through
September 29, 2006)	38.70	34.84	38.62

Kospi 200 Index	High	Low	Period End

2001
First Quarter	79.47	65.16	65.16
Second Quarter	78.85	60.96	73.20
Third Quarter	73.45	58.03	58.91
Fourth Quarter	88.25	61.04	86.97
2002
First Quarter	112.68	88.63	111.84
Second Quarter	117.66	88.61	93.69
Third Quarter	101.05	81.37	81.37
Fourth Quarter	93.52	73.35	79.87
2003
First Quarter	84.92	65.64	68.05
Second Quarter	88.11	68.40	85.47

Kospi 200 Index	High	Low	Period End

Third Quarter	98.87	86.15	89.55
Fourth Quarter	106.48	90.63	105.21
2004
First Quarter	119.28	106.65	115.98
Second Quarter	122.44	94.05	101.85
Third Quarter	110.42	93.19	107.69
Fourth Quarter	115.25	104.13	115.25
2005
First Quarter	131.97	112.71	124.78
Second Quarter	130.39	117.58	129.43
Third Quarter	159.06	130.54	157.55
Fourth Quarter	177.43	146.55	177.43
2006
First Quarter	182.39	168.04	176.21
Second Quarter	190.20	155.43	167.45
Third Quarter (through
September 29, 2006)	178.32	159.69	178.05

MSCI Singapore Index	High	Low	Period End

2001
First Quarter	258.06	206.85	213.40
Second Quarter	217.80	197.63	209.94
Third Quarter	206.99	150.13	160.50
Fourth Quarter	202.57	161.86	201.44
2002
First Quarter	229.23	202.17	227.58
Second Quarter	226.36	189.73	192.94
Third Quarter	205.72	165.57	166.83
Fourth Quarter	183.61	163.05	164.46
2003
First Quarter	173.25	147.78	156.01
Second Quarter	189.38	150.37	178.87
Third Quarter	202.56	179.64	200.40
Fourth Quarter	222.12	200.35	216.12
2004
First Quarter	232.26	219.29	225.39
Second Quarter	230.32	207.08	223.90
Third Quarter	242.27	223.63	238.81
Fourth Quarter	246.86	233.90	246.86
2005
First Quarter	259.20	246.80	254.00
Second Quarter	264.63	248.44	264.17
Third Quarter	282.90	263.42	272.51
Fourth Quarter	278.94	259.52	278.51
2006
First Quarter	300.76	280.16	300.76
Second Quarter	317.49	271.72	290.78
Third Quarter (through
September 29, 2006)	307.74	275.73	307.74

MSCI Taiwan Index	High	Low	Period End

2001
First Quarter	282.59	227.74	260.30
Second Quarter	252.54	220.42	227.57
Third Quarter	229.46	158.15	164.63
Fourth Quarter	258.44	155.96	255.59
2002
First Quarter	282.99	246.39	277.77
Second Quarter	289.96	223.34	227.30
Third Quarter	240.93	178.84	178.86
Fourth Quarter	210.31	162.81	189.53
2003
First Quarter	216.15	181.33	184.08
Second Quarter	219.73	177.59	210.88
Third Quarter	258.49	217.56	250.04

MSCI Taiwan Index	High	Low	Period End

Fourth Quarter	273.90	248.82	259.11
2004
First Quarter	300.55	261.11	277.02
Second Quarter	292.39	233.12	248.25
Third Quarter	249.84	224.29	243.79
Fourth Quarter	257.67	234.90	257.67
2005
First Quarter	261.15	240.29	247.50
Second Quarter	266.97	235.89	260.81
Third Quarter	271.34	247.38	256.41
Fourth Quarter	277.65	235.23	275.81
2006
First Quarter	285.78	267.98	279.69
Second Quarter	316.10	262.49	279.49
Third Quarter (through
September 29, 2006)	289.53	258.49	286.23

* * *

The following graph shows the historical daily values for a basket composed of the Basket Indices, assuming that the Multiplier for each Basket Index had been determined so that each of the Basket Indices would represent its proportionate value of the Initial Basket Value of 100 on September 29, 2006. We obtained the information in the chart below from Bloomberg Financial Markets, without independent verification. The graph covers the period from January 1, 2001 through September 29, 2006. Because the actual Multiplier for each Basket Index will be calculated on the Basket Setting Date, they will be different than the Multipliers used in this illustration. As a result, the historical performance of the Basket will be different from the Basket Closing Values represented in the graph below. In any event the historical performance of the Basket cannot be taken as an indication of its future performance.

Historical Basket Value January 1, 2001 through September 29, 2006

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries. The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the Securities for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks underlying the Basket Indices, in futures or options contracts on the Basket Indices or their component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Basket Indices, and, therefore, the value at which the Basket Indices must close on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Determination Dates, by purchasing and selling the stocks underlying the Basket Indices, futures or options contracts on the Basket Indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the Basket Indices and, therefore, adversely affect the value of the Basket Indices on the Determination Dates or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on          , 2006, which will be the scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the Securities initially will settle in      Business Days (T+      ), to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or its component stocks in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

These Securities may not be offered or sold to (a) a “Person Resident in India” as that term is defined in the Foreign Exchange Management Act, 1999 (the “Act”), or (b) a “Non-Resident Indian”, a Person of Indian Origin” or an “Overseas Corporate Body” as those terms are defined in the Foreign Exchange Management (Deposit) Regulations 2000 as notified by the Reserve Bank of India (the “Regulations”). No orders for Securities described in this pricing supplement will be accepted from a location in India. The Securities may not be sold or otherwise transferred to any person that is believed, or reasonably believed, to be a Person Resident in India, a Non-Resident Indian, a Person of Indian Origin or an Overseas Corporate Body, or any entity or person who is not a Regulated Entity as defined in Regulation 15A of the FII Regulations and Circular NO. IMD/CUST/13/2004 issued by the Securities Exchange Board of India.

Additionally, the Securities may be sold, disposed or exchanged only in transactions with us or our affiliates and may not be sold, disposed or exchanged in any sort of transaction with another party without our prior written consent.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.

License Agreement between Nikkei and
Morgan Stanley

As of the Settlement Date, we expect to receive the consent of Nikkei, the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the Securities. Nikkei has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, Nikkei has no relationship to us or the Securities; it does not sponsor, endorse, authorize, sell or promote the Securities, and has no obligation or liability in connection with the administration, marketing or trading of the Securities or with the calculation of the Payment at Maturity, as described above.

License Agreement between
MSCI and Morgan Stanley

MSCI and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI China Index, the MSCI Singapore Index and the MSCI Taiwan Index, which is owned and published by MSCI, in connection with certain securities, including the Securities. The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by MSCI, any affiliate of MSCI (save the issuer, being an affiliate of MSCI) or any other person involved in, or related to, making or compiling any MSCI Index (collectively, the “MSCI Parties”). The MSCI Indexes are the exclusive property of MSCI. MSCI and the MSCI Index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Morgan Stanley. No MSCI Party makes any representation or warranty, express or implied, to the investors in the Securities or any member of the public regarding the advisability of investing in financial securities generally or in the Securities particularly or the ability of any MSCI Index to track corresponding stock market performance. MSCI or its affiliates are the licensors of certain trademarks, service marks and trade names and of the MSCI Indexes which are determined, composed and calculated by MSCI without regard to the Securities or the issuer or investor in the Securities. No MSCI party has any obligation to take the needs of the issuers or investors in the Securities into consideration in determining, composing or calculating the MSCI Indexes. No MSCI Party is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are redeemable for cash. No MSCI party has any obligation or liability to the investors in the Securities in connection with the administration, marketing or offering of the Securities.

Although MSCI shall obtain information for inclusion in or for use in the calculation of the MSCI Indexes from sources that MSCI considers reliable, no MSCI Party warrants or guarantees the originality, accuracy and/or the completeness of any MSCI Index or any data included therein. No MSCI Party makes any warranty, express or implied, as to results to be obtained by the issuer of the Securities, investors in the Securities, or any other person or entity, from the use of any MSCI Index or any data included therein. No MSCI party shall have any liability for any errors, omissions or interruptions of or in connection with any MSCI Index or any data included therein. Further, no MSCI Party makes any express or implied warranties of any kind, and each MSCI Party hereby expressly disclaims all warranties of merchantability and fitness for a particular purpose, with respect to any MSCI Index and any data included therein. Without limiting any of the foregoing, in no event shall any MSCI Party have any liability for any direct, indirect, special, punitive, consequential or any other damages (including lost profits) even if notified of the possibility of such damages.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this pricing supplement or the accompanying prospectus supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the Securities.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark in any manner of endorsement without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“MSCI China IndexSM ,” “MSCI Singapore IndexSM ” and “MSCI Taiwan IndexSM ” are service marks of MSCI and have been licensed for use by Morgan Stanley. The Securities are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Securities.

License Agreement between the Korean
Stock Exchange and Morgan Stanley

We have been granted by the Korean Stock Exchange (the “KSE”) a non-transferable, non-exclusive license to use the Kospi 200 Index as a component of the Securities and refer to the Kospi 200 Index in connection with the marketing and promotion of Securities and in connection with making such disclosure about the Securities. We acknowledge that the Kospi 200 Index is selected, compiled, coordinated, arranged and prepared by KSE, respectively, through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by KSE. We acknowledge that Kospi 200 Index and the Kospi marks are the exclusive property of KSE, that KSE has and retains all property rights therein (including, but not limited to trademarks and copyrights) and that the Kospi 200 Index and its compilation and composition and changes therein are in the complete control and sole discretion of KSE.

United States Federal Income Taxation

The following summary is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Securities that (i) purchase the Securities at the Issue Price and (ii) will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986 as amended, (the “Code”). Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular investor in light of the investor’s individual circumstances or to investors that are subject to special treatment under the U.S. federal income tax laws, such as:

  certain financial institutions;
  dealers commodities, securities or foreign currencies;

  persons who hold a Security as part of a hedging or any similar transaction;
  U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
  regulated investment companies;
  real estate investment trusts;
  tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
  nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
  corporations that are treated as controlled foreign corporations or passive foreign investment companies;
  investors subject to the alternative minimum U.S. federal income tax;
  Non-U.S. Holders, as defined below, for whom income or gain in respect of a Security is effectively connected with a trade or business in the United States; and
  Non-U.S. Holders who are individuals having a “tax home” (as defined in Section 911(d)(3) of the Code) in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the Security is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. If you are considering purchasing the Securities, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under U.S. federal estate tax law or the laws of any state, local or foreign taxing jurisdiction.

General

Because of the existence of a substantial risk that an initial investor will lose a significant amount of its investment, the purchase and ownership of a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. While other characterizations of the Securities could be asserted by the Internal Revenue Service (the “IRS”), as discussed below, the following discussion assumes that this characterization of the Securities will be respected.

U.S. Holders

This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Securities. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

  a citizen or resident of the United States;
  a corporation created or organized under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in a Security will equal the amount paid by the U.S. Holder to acquire the Security.

Settlement of a Security at Maturity. Upon receipt of cash at maturity, a U.S. Holder will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the Security.

Sale, Exchange, Redemption or Other Disposition of a Security. Upon a sale, exchange, redemption or other disposition of a Security prior to its maturity, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition and the U.S. Holder’s tax basis in the Security sold, exchanged, redeemed or otherwise disposed. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Security for more than one year at the time of disposition.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”).

If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, redemption or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Payment Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations of the Securities are possible which, if applied, could also affect the timing and character of the income or loss with respect to the Securities. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder may be subject to information reporting in respect of the amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

  a nonresident alien individual;
  a foreign corporation;
  or a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Any such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Security.

Tax Treatment upon Sale, Exchange or Settlement of a Security

In general. Assuming the characterization of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

  the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
  the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and
  the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding at a rate of 28% in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “—Tax Treatment upon Sale, Exchange or Settlement of a Security — Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.